Exhibit 99.1

Dear Shareholder,

Against a darkening economic backdrop in 2008, TMNG produced revenue of $74.0 million, an increase of 3 percent over 2007. Aggressive expense management and our high-quality customer base helped contribute to positive cash flows and operating performance that, while not what we hoped for entering the year, showed substantial resiliency in a tumultuous climate which exhibited a rapid marketplace deterioration in the second half.  We believe the Company’s results for the year, which are detailed in the following annual report, send what we believe is a strong signal about TMNG Global’s staying power.

Our performance not only underscores the resilience and flexibility of our business model, it validates the hard work we’ve done over the last several years to position this company with a unique set of capabilities and solutions for a converging media and communications marketplace. TMNG Global today is perhaps the only consulting company able to provide full strategic, operational and enablement capabilities in this environment, and we do it through a cost-efficient platform staffed by the best consultants in the business.

To recap a few of our actions and achievements in 2008:

•	We served a total of 90 clients and added 34 new customers. TMNG Global businesses had a total of 373 client engagements, with the size of each engagement’s revenue rising modestly.
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We served six of the largest MSOs through our robust cable practice and began piloting our Ascertain™ revenue assurance offering in the U.S. market. Ascertain is offered by our London-based Cartesian subsidiary, which recently received the prestigious Queen’s Award for Enterprise Innovation. The introduction of Ascertain in North America is a strategic imperative for TMNG, and we entered 2009 with our highest profile U.S. pilot progressing steadily toward initial deployment. We are also investing in diversifying Ascertain’s capabilities into solutions adjacent to revenue assurance, and this highly acclaimed software product offers the Company great future potential.

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We streamlined our geographic organizational structure by refocusing on two key theaters: North America and EMEA. This move is already generating productivity benefits for TMNG, as we can more easily shift top talent between groups as needed, and thereby better serve our clients while maximizing efficiency and consultant utilization. At the same time, we converted our China venture to a license model predominantly owned and operated by a local partner, thereby limiting our capital demands in a market for which we have high expectations but which will take additional time to develop.

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Finally, as we completed the first quarter of 2009 we had reduced our annual SG&A run rate significantly. In the very difficult economic environment in which all businesses are operating, TMNG has focused on sustaining positive cash flows from operations while cementing key client relationships and protecting our “intellectual property;” namely, our top-flight people.

These achievements not only characterized our 2008 results; they will all be important factors in a 2009 market environment that will continue to be rife with challenges. While we enjoy the acknowledgement of our customers and prospects as to the talent of our people and the self-amortizing nature of our work, these businesses we serve are under immense pressure to manage costs and protect their capital. These circumstances serve to lengthen sales cycles for new business and pressure existing clients to make difficult choices among funded projects.

Despite undeniable challenges, we have a healthy optimism about TMNG’s future. Corporate executives, pundits, economists, media and other commentators frequently characterize the current macro environment as the worst they’ve seen in their lifetimes. While that may be true, it is perhaps not the worst business environment TMNG has seen. The telecom industry meltdown at the start of this decade wiped out a significant portion of our customer base and threw the evolution of the industry we then served into disarray. But we emerged from that environment as a stronger, better positioned company, with an enlarged target market and a more robust set of solutions. Our team is ready for this fight as well, and our optimism is based on several key factors unique to TMNG:

1.

We have executed a successful repositioning of the company and are aligned strategically with the converging communications marketplace. The development of our highly successful cable practice; an end-to-end capability from strategy to implementation; our acquisitions of the Ascertain software platform and tuck-in transactions that strengthened our traditional stronghold in telecom consulting; are but several examples of strategic steps taken over the past several years that are driving our company today.

2.	We are managing our cost base with agility and aggressiveness – enabling us to drive growth in cash flows from operations in 2008 and significantly lower our break-even rate in 2009.
3.

We continue to innovate and adapt. Whether it’s our investments in Ascertain, new practice areas like cable, the expansion of our cash flow improvement toolsets, our “Go Green” services suite for enabling companies to embrace sustainability mandates as they migrate their IT infrastructures, or solutions for helping private and public sector recipients of federal stimulus funding build business cases and models for investment in rural broadband initiatives, TMNG brings to the table the domain expertise, creativity, experience and strategic insights to turn challenge into opportunity.

The telecom, media and entertainment sectors continue to undergo technology- and economic-driven landscape changes that create a fundamentally attractive market for our services. Our clientele cannot simply halt core strategic initiatives or stop investing in their networks, their service provisioning capabilities, and their content. They must continue to brave a highly competitive environment and work to launch new services and applications in an effort to attract and retain subscribers, drive revenue and capture market share. In this environment, their spending choices are scrutinized closely, but we believe our value proposition makes them think hard about spending those dollars with us. Even so, we will need to be patient as the global economy stabilizes and then recovers. I am confident and optimistic that TMNG will exit this downturn as an even stronger, well-positioned company, as we have done before.

I would like to thank all of our shareholders, employees, consultants, and business partners for their contributions and support of our 2008 successes and our initiatives moving forward.

Richard P. Nespola

Chairman and Chief Executive Officer